Exhibit A

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired		Number of Shares Disposed	Price Per Share
11/15/2021	Common Stock	5,341,120	*		$	*

*	Presented in the aggregate.

The Form 4 filed by Dr. Blumenkranz on November 17, 2021, pertaining to the shares of common stock acquired pursuant to the Acquisition, is incorporated herein by reference.